EMPLOYMENT AGREEMENT

          This Employment Agreement ("Agreement") is made as of the 1st day of January 2002 by and between Intercallnet, Inc., a Florida corporation (the "Company") and Robert Hopwood ("Employee"), with reference to the following facts and circumstances:

          WHEREAS, the Company had previously offered to employ Employee as a full time employee of the Company, whereupon Employee joined the Company as an employee thereof as of January 1, 2002; and

          WHEREAS, the Company and Employee now wish to continue the employment of Employee with the Company and for this purpose desire to set forth the terms and conditions of such continued employment;

          NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

          1. Employment

          The Company hereby employs Employee and Employee hereby accepts employment with the Company for an initial period of three (3) years commencing from January 1, 2002 and ending on December 31, 2004 and for additional periods of one (1) year each commencing at the end of the initial period and each additional period; provided, however, that the Company or Employee may terminate such employment, without cause and each at its sole discretion, at the end of the initial period or at the end of any additional period by giving notice to such effect to the other party at least six (6) months prior to the end of the applicable period. As used herein, the phrase "Employment Period" refers to and shall mean the actual period of employment of Employee by the Company and/or its subsidiaries hereunder, whether for the periods provided above, or terminated earlier as hereinafter provided or extended by mutual agreement between the Company and Employee.

          2. Duties

          2.1 During the Employment Period, Employee shall serve as Chief Operating Officer of the Company. The Board of Directors (the "Board") of the Company recognizes that the Employee's contribution to the growth and success of the Company has been, and believes will continue to be, substantial, and desires to assure the Company of the Employee's present and continued employment in an executive capacity and to compensate him therefor.

          2.2 In consideration of the obligations of the Company hereunder, Employee hereby agrees to devote during the Employment Period substantially all of his productive time, ability and attention to the performance of his duties under this Agreement.

          2.3 Employee represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would lawfully prevent Employee from rendering services to the Company during the Employment Period. Employee


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further represents, warrants and agrees with the Company that as of the date hereof he has not made, and will not make during the Employment Period, any commitment or do any act in conflict with this Agreement, or take any action that might divert from the Company any opportunity which would be in the scope of any present business of the Company.

         3. Compensation and Benefits

         3.1 As base compensation for Employee's services hereunder the Company shall pay to Employee a base salary equal to at least the following:

         (i) for the period from January 1, 2002 through July 31, 2002, the amount of one hundred and thirty thousand dollars ($130,000) and for the period from August 1, 2002 through December 31, 2002, the amount of one hundred and fifty thousand dollars ($150,000) per year;

         (ii) for the period from January 1, 2003 through December 31, 2003, the amount of one hundred and sixty five thousand dollars ($165,000) per year; and

         (iii) for the period from January 1, 2004 through December 31, 2004, the amount of one hundred and eighty one thousand five hundred dollars ($181,500) per year; and

         (iv) thereafter for each subsequent calendar year an amount equal to the previous year's salary plus twenty percent (20%) of such previous year's salary.

         Such compensation shall be payable in accordance with the Company's payroll policies and procedures.

          3.2 (a) As additional incentive compensation for Employee's services hereunder, the Company shall pay to Employee in respect of each full fiscal year of the Company which commences within the Employment Period an amount equal to twenty percent (20%) of a "bonus pool" equal to ten percent (10%) of "earnings before income taxes depreciation amortization" (EBITDA) (as hereinafter defined in subsection (b)) of the Company for such fiscal year in excess of one million four hundred and twenty five thousand dollars ($1,425,000). Such additional compensation shall be paid within thirty (30) days after the date of receipt by the Company of financial statements, certified by the independent public accountants at the time engaged by the Company. The amount of additional compensation payable in respect of any such fiscal year shall not be prorated if the Employment Period terminates during such fiscal year.

          (b) At the end of each fiscal year of the Company covered by Section 3.2(a), the Company's independent public accountants shall prepare and submit to the Company and Employee an audited financial statement covering the operations of the Company for such year

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and setting forth, among other things, the "earnings before income taxes depreciation amortization" (EBITDA) of the Company for that year as hereinafter defined. Each such financial statement shall be prepared in accordance with generally accepted accounting principles and generally accepted auditing standards consistently applied and shall be accompanied by a Report of the Company's independent public accountants auditing such financial statement to the effect that such financial statement was prepared in accordance with generally accepted accounting principles and generally accepted auditing standards. For the purposes of Section 3.2(a), the "earnings before income taxes depreciation and amortization" of the Company for any fiscal year of the Company shall mean the consolidated gross revenues and income of the Company and its consolidated subsidiaries for such fiscal year remaining after deduction therefrom of (i) all normal cost and expense deductions determined in accordance with generally accepted accounting principles and generally accepted auditing standards consistently applied and appropriately deductible from gross revenues under such principles and standards and (ii) an amount equal to the amount of base compensation paid to Employee by the Company during such fiscal year under
Section 3.1 (but no deduction for any additional compensation paid or payable to Employee at any time under this Agreement), but excluding (A) any provision for any United States Federal, state or local income taxes or for any foreign income taxes in respect of such fiscal year, (B) any depreciation and/or amortization and (C) any profit or loss, as the case may be, resulting from unusual and nonrecurring items which are not identifiable with, or do not result from, the business operations of the Company and its subsidiaries. For purposes of this
Section 3.2, the "fiscal year" of the Company means the annual period for which the Company files its Federal income tax returns.

          3.3 Nothing herein shall prevent the compensation provided for in
Section 3.1 and/or Section 3.2 from being increased at any time by the consent and agreement of the Company and Employee, as approved by the Board of Directors of the Company; and nothing herein shall prevent Employee from being entitled to receive any bonus or additional compensation which may be voted or approved by the Board of Directors of the Company. If any substantial entity shall be added to the Company during the Employment Period, then the parties hereto agree to negotiate in good faith to determine whether any further compensation to Employee is appropriate as a result of duties Employee undertakes on behalf of the Company with respect to such entity.

          3.4 It is understood and agreed that all amounts to be paid by the Company to Employee under this Agreement shall be subject only to deductions for Federal, State and local payroll and other taxes and charges (including, without limitation, income taxes, FICA, etc.) and to such other deductions in respect to Company benefits.

          3.5 Any compensation otherwise payable to Employee under this Agreement in respect of any period during which Employee is receiving amounts for loss of earnings or the like under any Company insurance plan or policy and/or under any government program shall be reduced by such amounts.

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          Article 4. Options

          4.1 On June 29, 2001, the Company granted to Employee a non-qualified option under the Company's 2001 Stock Option Plan to purchase from the Company one hundred thousand (100,000) shares of the Company's Common Stock at the price of $0.50 per share.

          Article 5. Benefits

          5.1 No later than December 31, 2002, the Company shall obtain and pay for life insurance on Employee in the amount of one million dollars ($1,000,000). The proceeds of such insurance shall be payable and paid to Employee's beneficiary in accordance with Section 6.2. After December 31, 2002 and until the end of the Employment Period, the Company shall obtain and pay for disability insurance on Employee providing for monthly payments to Employee of at least $5,900 in the case of Employee becoming permanently disabled as defined in Section 6.3. All terms and conditions in this paragraph 5.1 are subject to the determination by the Company's Board of Directors that the payment of such benefit is financial feasible.

          5.2 Except as otherwise expressly provided herein, during the Employment Period, Employee shall be covered by and participate in the Company's various benefits as in effect from time to time, including, without limitation, the Company's medical benefits plan and long term disability plan, as and to the extent customarily provided by the Company to its other most senior executives and shall be entitled to paid vacation in accordance with the Company's then current vacation policy.

          Article 6. Death and Disability

          6.1 It is understood and acknowledged that Employee's efforts expended to date and to be hereafter expended are necessary in order for the Company to achieve any significant growth and success. Accordingly, if during the Employment Period Employee should die Employee's beneficiary (determined as set forth in Section 6.2), shall have the full right to exercise the options set forth in Article 4; provided, however, that for the purposes of this Section 6.1 only, the Employment Period shall end at the end of the three year period in which such disability or death occurs and shall not be automatically extended for any additional period, without any requirement that the Company give written notice of termination at the end of such three year period in accordance with
Article 1.

          6.2 Whenever any of the provisions of this Agreement require the distribution of any options or stock to Employee's beneficiary, such distribution shall be made to such individual or individuals, and in such shares, as Employee shall last have designated by written notice to the Company or, in the absence of an effective designation, to his widow or, if he shall not then be living, to his children in equal shares or, if no such child shall then be living, to his descendants in equal shares per stirpes. If no such beneficiary shall be living when any such payment and/or distribution is required to be made, such payment and/or distribution shall be made to Employee's estate. Employee may, in the manner provided above, change any such designation from time to time, may designate successor beneficiaries and may make separate

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designations in respect of each provision of this Agreement under which any such payment may be made.

          6.3 For the purposes of this Agreement, Employee shall be deemed to have become permanently disabled if Employee should be unable, due to physical or mental incapacity, to substantially perform Employee's duties and responsibilities under this Agreement for a period of one hundred eighty (180) consecutive days.

          7. Termination

          7.1 Subject to the provisions of this Article 7, Employee's employment with the Company may be terminated at any time (i) by the Company, "For Cause" or "Without Cause", by giving written notice of termination to Employee, in the manner provided in Article 10, no later than sixty (60) calendar days prior to the date elected by the Company as the termination date, or (ii) by Employee, by written resignation, in the manner provided in Article 10, no later than sixty (60) calendar days prior to the date elected by Employee as the resignation date; the Employment Period shall end and terminate on the aforesaid termination date or resignation date, as the case may be.

          7.2 Termination "For Cause".

          (a) For the purposes of this Agreement, "For Cause" is defined as a termination for: (i) willful breach of confidentiality, non-disclosure or non-compete obligations to the Company; (ii) conviction of, or plea of nolo contendere to, any felony involving dishonesty or moral turpitude; or (iii) conviction for fraud, embezzlement or other act of dishonesty that causes material injury to the Company or any of its affiliates.

          (b) If Employee's employment with the Company should be terminated by the Company "For Cause", Employee shall not be entitled to receive any base compensation under Section 3.1 after the date of such termination; however, Employee's rights and benefits under all other Articles and Sections of this Agreement shall continue for a period of no longer than three (3) months. Employee's right to purchase shares of the Company's stock under Article 4 shall continue to be governed by the Employee's stock option agreement.

          7.3 Termination "Without Cause" or Certain Resignation.


          (a) For the purposes of this Agreement, "Without Cause" is defined as a termination for any reason other than "For Cause".

          (b) If Employee's employment with the Company should be terminated by the Company "Without Cause", or if Employee should resign his employment with the Company because of demotion from Chief Operating Officer of the Company then in such case:

          (i) Employee shall be entitled to receive any and all amounts which would have been paid to Employee (i.e., base compensation and additional incentive compensation) under Article 3, as in effect on the date immediately prior to

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          Employee's termination hereunder, had his employment had not been so terminated shall be paid in full to Employee until the end of the three year period under Article 3 in which such termination occurred (with regard to the additional incentive compensation, such compensation shall be determined based upon the fiscal year in which such termination date occurs and the amount of such additional compensation as so determined shall be payable for each fiscal year which commences within such three year period);

          (ii) Employee shall have the full right to exercise the options and purchase shares set forth in Article 4 in accordance with terms of the applicable stock option agreement;

          (iii) In lieu of the payments provided in (i) of this Section 7.3, Employee may elect in writing the payment to Employee by the Company of a lump sum settlement in an amount equal to eighty percent (80%) of the total aggregate payments that would have been payable under such
          (i) of this Section 7.3; and

          (iv) Employee's rights and benefits under all other Articles and Sections of this Agreement shall continue in accordance with the terms and provisions thereof, including, without limitation, Employee's rights and benefits under Article 5.

          7.4 Resignation by Employee

          If Employee should resign his employment with the Company for any reason other than demotion from Chief Operating Officer of the Company or a Business Combination, then in such case, the Company shall have no liability or obligation to Employee hereunder or otherwise in respect of his employment other than the obligation to pay to Employee any accrued and unpaid base compensation under Section 3.1 as of the date of termination plus such additional compensation as shall be due to Employee under Section 3.2 in respect of any fiscal year in which such resignation occurs and the amount of such additional compensation in respect of such fiscal year shall not be prorated even though such resignation occurs within such fiscal year.

          Article 8. Business Combination

          8.1 For purposes of this Article 8, a "Business Combination" shall mean the merger or consolidation of the Company with or into, the sale or other transfer of all or substantially all of the assets and/or business of the Company to, or the ownership of ten percent (10%) or more of the total voting capital stock of the Company then issued and outstanding by, any person or entity not affiliated with the Company as of October 1, 2001.

          8.2 It is expressly recognized by the parties that a Business Combination would necessarily result in the material alteration or diminishment of Employee's position and responsibilities. Therefore, if, during the Employment Period, there shall occur, with or without the consent of the Company, a Business Combination, and if the Employment Period should be terminated by the Company during the last year of the Employment Period, or if during such last


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year Employee should resign his employment with the Company because of demotion from Chief Operating Officer of the Company then in such case, and only in such case, and notwithstanding anything in this Agreement to the contrary, the following provisions shall apply:

     (a) Employee shall be under no obligation whatever to seek other employment opportunities during the aforesaid one (1) year period, and Employee shall not be obligated to accept any other employment opportunity, which may be offered to Employee during such period.

     (b) Employee shall be entitled to receive any and all amounts (i.e., base compensation and additional incentive compensation) under Article 3, as in effect on the date immediately prior to Employee's termination or resignation, as the case may be, hereunder, for the period of one
          (1) year commencing from the date of termination or resignation hereunder (with regard to the additional incentive compensation, such compensation shall be determined based upon the fiscal year in which such termination or resignation date occurs and the amount of such additional compensation as so determined shall be payable for each fiscal year which commences within such one year period);

     (c) In lieu of the semi-monthly payments provided in (b) of this Section 8.2, Employee may elect in writing the payment to Employee by the Company of a lump sum settlement in an amount equal to eighty percent (80%) of the total aggregate payments that would have been payable under such (b) of this Section 8.2.

     (d) All of Employee's rights under this Agreement, including, without limitation, the right to exercise the options and purchase shares set forth in Article 4 in accordance with terms of the applicable stock option agreement, shall continue in full force and effect in accordance with their terms during such one (1) year period.

The payments to be made to Employee under (b) or (c) above of this Section 8.2 shall be in lieu of Employee's rights to receive payments under Article 3; however, notwithstanding any termination or resignation under this Article 8, Employee's rights and benefits under all other Articles and Sections of this Agreement shall continue in accordance with the terms and provisions thereof, including, Employee's rights and benefits under Article 5.

          8.3 Any termination or resignation under this Article 8 and the receipt by Employee of any amounts pursuant to Section 8.2 shall not preclude Employee's employment by any other party after the date of such termination.

          Article 9. No Adequate Remedy

          The parties declare that it is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the

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provisions hereof, such person against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

          Article 10. Notices

          Any notice, request, consent, waiver or other communication given, made or withdrawn pursuant to this Agreement to be effective shall be in writing or by telegram, telex or other electronic written communication and shall be effective (a) same day when delivered personally to Employee or to the Company, as the case may be, by hand or courier service or (b) three (3) business days after deposit in the mail, sent certified, postage prepaid, or (c) same day when sent by telex or other electronic written communication, answerback or other acknowledgement of receipt received, addressed as provided below, or to such other address as may be designated by any party hereto giving or changing its address:

               If to Employee, to:

               Robert Hopwood
               614 Hollows Circle
               Deerfield Beach, Florida 33442

               If to the Company, to:

               Intercallnet, Inc.
               6340 NW 5th Way
               Fort Lauderdale, Florida 33309

          Article 11. Personal Agreement

          This Agreement is personal. Employee shall not have the right to assign, sell, pledge or otherwise dispose of his rights and obligations under this Agreement without the Company's prior written consent and then only in accordance with such consent.

          Article 12. Confidential

          It is understood and agreed by the parties hereto that the matters described in this Agreement and the terms and conditions of this Agreement shall be treated as confidential by Employee and the Company and shall not be disclosed or made available by Employee or the Company to any third party without the prior written consent of the other party hereto and then only to the extent and only in accordance with the conditions set forth in any such consent.

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          Article 13. Miscellaneous Provisions

          13.1 This Agreement contains the sole and complete agreement concerning the arrangements between the parties and supersedes and replaces any and all prior agreements, written and/or oral, between the parties; accordingly, all of such prior agreements between the parties are null and void and without any force or effect. Neither party has made any representation with respect to the subject matter of this Agreement or any representations inducing the execution and delivery hereof except such representations as are specifically set forth herein and each of the parties hereto acknowledges that he or it has relied on his or its own judgment in entering into this Agreement.

          13.2 No waiver, amendment or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver, amendment or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties hereto arising out of or affecting the Agreement, or the rights or obligations of the parties hereunder, unless such waiver, amendment or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this Section 13.2 may not be waived except as herein set forth.

          13.3 The Article captions are inserted only as a matter of convenience, and shall not be used in any manner to interpret the provisions thereof.

          13.4 This Agreement is executed and delivered in the State of Florida and shall be construed and enforced in accordance with the laws and decisions of that State, without reference to its choice of laws rules.

          13.5 The effective date of this Agreement for all purposes shall be the date first above written.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed in their name and on their behalf by their respective representatives thereunto duly authorized as of the date first above written.

                                    Employer:

                                    Intercallnet, Inc.

                                    By:  /s/ George A. Pacinelli
                                         -----------------------------------
                                         George A. Pacinelli
                                         President

                                    Employee:

                                    By:  /s/  Robert Hopwood
                                         -----------------------------------
                                         Robert Hopwood
                                         Chief Operating Officer

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